Exhibit 10.2

2014 and 2015 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2014 Annual Base Salary (1)	2014 Targeted Bonus (as a % of 2013 Annual Base Salary)	2015 Annual Base Salary (1)	2015 Targeted Bonus (as a % of 2014 Annual Base Salary)
William M. Greenman President and Chief Executive Officer	$525,000	60%	$560,000	60%
Laurence M. Corash, M.D. Senior Vice President, Chief Scientific Officer	$407,863	40%	$410,000	40%
Carol Moore Senior Vice President, Regulatory Affairs, Quality and Clinical	$326,398	40%	$336,190	40%
Chrystal N. Menard Chief Legal Officer and General Counsel	$301,000	40%	$330,000	40%
Kevin D. Green Vice President, Finance and Chief Financial Officer	$313,160	40%	$340,000	40%
Caspar Hogeboom President, Cerus Europe and EEMEA	€237,059	40%	€244,171	40%

(1)	Annual base salary was effective March 1.